Exhibit 10.8

2016 Stock Incentive Plan
 of AdvanSix Inc. and its Affiliates

Form of Director Restricted Stock Unit Agreement

RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) as of the [DAY] day of [MONTH YEAR] (the “Award Date”) between AdvanSix Inc. (the “Company”) and [DIRECTOR NAME].

1.	Grant of Award. The Company has granted you [NUMBER] Restricted Stock Units, subject to the provisions of this Agreement and the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates (the “Plan”). The Company will hold the Restricted Stock Units and Additional Restricted Stock Units (as defined in Section 2) in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.	Dividend Equivalents. Except as otherwise determined by the Committee, in its sole discretion, you will earn Dividend Equivalents in an amount equal to the value of any cash or stock dividends paid by the Company upon one Share of Common Stock for each unvested Restricted Stock Unit or Additional Restricted Stock Unit (as defined below) credited to your bookkeeping account on a dividend record date. In the case of cash dividends, the Company shall credit to your bookkeeping account, on each dividend payment date, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to (a) divided by (b), where (a) equals the total number of unvested Restricted Stock Units and Additional Restricted Stock Units, if any, subject to this Agreement on such date multiplied by the dollar amount of the cash dividend paid per Share of Common Stock on such date, and (b) equals the Fair Market Value of a Share on such date. If a dividend is paid to holders of Common Stock in Shares, the Company shall credit to you, on each dividend payment date, Additional Restricted Stock Units equal to the total number of unvested Restricted Stock Units and Additional Restricted Stock Units subject to this Agreement on such date multiplied by the Share dividend paid per Share of Common Stock on such date. Additional Restricted Stock Units are subject to the same restrictions, including but not limited to vesting, transferability and payment restrictions, that apply to the Restricted Stock Units to which they relate.

3.	Payment Amount. Restricted Stock Units and Additional Restricted Stock Units each represent one (1) Share of Common Stock.

4.	Vesting. Except in the event of your Termination of Service due to death or the incurrence of a Disability or as otherwise provided in Section 8 of this Agreement relating to a Change in Control, the Restricted Stock Units and Additional Restricted Stock Units will vest in full on [●] (the “Vesting Date”), based on your continued service as a member of the Board through the Vesting Date.

5.	Form and Timing of Payment. Except as otherwise determined by the Committee in its sole discretion or as provided in Section 8, vested Restricted Stock Units and Additional Restricted Stock Units will be redeemed solely for Shares. Payment of vested Restricted Stock Units and Additional Restricted Stock Units will be made as soon as practicable, but no later than 15 days, following the Vesting Date and in no event later than two and one-half (2-1/2) months following the end of the calendar year in which the Vesting Date occurs. As determined by the Company in its sole discretion prior to the Vesting Date, any fractional Shares may be paid in cash or rounded up or down to the nearest whole Share.

6.	Termination of Service. Except as otherwise provided in Sections 7(a) and 8 of this Agreement, any Restricted Stock Units and Additional Restricted Stock Units that have not vested as of your Termination of Service will immediately be forfeited, and your rights with respect to these Restricted Stock Units and Additional Restricted Stock Units will end.

7.	Death or Disability.

a.	Vesting. If your Termination of Service occurs due to death or due to the incurrence of a Disability before the Vesting Date described in Section 4 of this Agreement, all of your unvested Restricted Stock Units and Additional Restricted Stock Units will vest as of your Termination of Service due to death or Disability, as applicable. If you are deceased, the Company will make a payment to your estate only after the Committee has determined that the payee is the duly appointed executor or administrator of your estate, subject to Section 7.14 of the Plan.

b.	Payment. Except as otherwise determined by the Committee, if your Termination of Service occurs due to death or due to the incurrence of a Disability, before the Vesting Date, payment for vested Restricted Stock Units and Additional Restricted Stock Units will be made as soon as practicable, but no later than 15 days, following such Termination of Service and in no event later than two and one-half (2-1/2) months following the end of the calendar year in which such Termination of Service occurs.

8.	Change in Control. Notwithstanding anything to the contrary in the Plan or this Agreement, in the event of a Change in Control prior to the Vesting Date, the Restricted Stock Units and Additional Restricted Stock Units that have not vested or terminated as of the date of the Change in Control shall vest as of immediately prior to the Change in Control. Unless otherwise determined by the Committee, no later than 15 days after the date of the Change in Control, you will receive for the Restricted Stock Units and Additional Restricted Stock Units a single payment in cash equal to the product of the number of outstanding Restricted Stock Units and Additional Restricted Stock Units as of the date of the Change in Control (including any Restricted Stock Units and Additional Restricted Stock Units that vest pursuant to this Section 8) and an amount equal to the highest price per Share paid by the successor company, as determined by the Committee.

9.	Withholdings. The delivery of Shares pursuant to Section 5 of this Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 7.2 of the Plan.

10.	Transfer of Award. You may not transfer the Restricted Stock Units, Additional Restricted Stock Units or any interest in such Units except by will or the laws of descent and distribution or except as otherwise permitted by the Committee and as specified in the Plan. Any other attempt to dispose of your interest will be null and void.

11.	Restrictions on Payment of Shares. Payment of Shares for your Restricted Stock Units and Additional Restricted Stock Units is subject to the conditions that, to the extent required at the time of settlement, (i) the Shares underlying the Restricted Stock Units and Additional Restricted Stock Units will be duly listed, upon official notice of redemption, upon the New York Stock Exchange (or any other securities exchange on which Shares may be listed), and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

12.	Adjustments. Any adjustments to the Restricted Stock Units and Additional Restricted Stock Units will be governed by Section 5.3 of the Plan.

13.	Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Stock Units or Additional Restricted Stock Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

14.	Plan Terms Govern. The vesting and redemption of Restricted Stock Units or Additional Restricted Stock Units, the disposition of any Shares received for Restricted Stock Units or Additional Restricted Stock Units, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.

15.	Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Stock Units and the Additional Restricted Stock Units.

16.	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

17.	Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

18.	Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.

19.	Successors and Assigns of the Company. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

20.	Acknowledgements. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units, and that any prior agreements, commitments or negotiations concerning the Restricted Stock Units are replaced and superseded.

21.	Award Acceptance. To retain this Award, you must accept it by signing the Agreement below and, by signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan. If you do not wish to accept this Award, you must contact AdvanSix Inc., 115 Tabor Road, Morris Plains, New Jersey 07950 in writing within thirty (30) days of the Award Date.

I Accept:

Signature	Date

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